SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 31, 2007

Commission file number 0-11129

Community Trust Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Kentucky	61-0979818
(State or other jurisdiction of	(IRS Employer Identification Number)
Incorporation or organization)

346 North Mayo Trail
Pikeville, Kentucky	41501
(Address of principal executive offices)	(Zip code)

 (606) 432-1414
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯           Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
⁯           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))
⁯           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On May 31, 2007, Community Trust Bancorp, Inc. (the “Company”) and Eagle Fidelity, Inc. (“Eagle Fidelity”) entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Eagle Fidelity will merge with and into the Company (the “Merger”) and Eagle Fidelity’s wholly-owned subsidiary, Eagle Bank, Inc., will merge with and into Community Trust Bank, Inc., a wholly-owned subsidiary of the Company (“Bank Merger”).  The Merger is intended to qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement provides for the payment of $18.5 million in cash and the issuance of 544,137 shares of the Company’s Common Stock in exchange for all outstanding shares of Eagle Fidelity.  The deal value of approximately $37.0 million will fluctuate subject to certain floors and caps.

The parties have made customary representations, warranties and covenants in the Merger Agreement and their obligations to consummate the Merger and the Bank Merger are subject to customary conditions, including, among other things, receipt of applicable regulatory approvals and the approval of Eagle Fidelity shareholders.  The Company will file a registration statement with the Securities and Exchange Commission registering the offering of shares of the Company’s Common Stock to be issued pursuant to the Merger.  The prospectus included in the registration statement will serve as Eagle Fidelity’s proxy statement for the meeting of Eagle Fidelity shareholders.

For additional information regarding the Merger, reference is made to the Merger Agreement and the Company’s press release issued on May 31, 2007, both of which are incorporated by reference herein and included as Exhibits to this Current Report on Form 8-K.  The foregoing discussion is qualified in its entirety by reference to such documents.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1   Agreement and Plan of Merger dated as of May 31, 2007, by and between Community Trust Bancorp, Inc. and Eagle Fidelity, Inc.

99.1 Press Release dated May 31, 2007, issued by Community Trust Bancorp, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY TRUST BANCORP, INC.

By:

Date:	May 31, 2007	/s/ Jean R. Hale
Jean R. Hale
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Agreement and Plan of Merger, dated May 31, 2007

99.1	Press Release, dated May 31, 2007